UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 30, 2013

CHROMADEX CORP.
 (Exact name of registrant as specified in its charter)

Delaware	000-53290	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10005 Muirlands Boulevard, Suite G, Irvine, California, 92618
(Address of principal executive offices, including zip code)

(949) 419-0288
 (Registrant's telephone number, including area code)

Copies to:
Harvey Kesner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

    On December 30, 2013, ChromDex Corporation, a Delaware corporation, (the “Company”) entered into and consummated the transactions contemplated in an Assignment and Escrow Agreement with Alpha Capital Anstalt (the “Assignee”), Neutrisci International Inc. (“Neutrisci”), Britlor Health and Wellness, Inc. and Grushko & Mittman, P.C., effective as of December 27, 2013 (“Assignment Agreement”). Pursuant to the Assignment Agreement, the Company assigned to the Assignee a $2,500,000 senior convertible secured note (“Note”) of which $2,275,000 remains outstanding issued by Neutrisci, and the related security agreement, security interest and guarantee for $1,250,000.00 (“Purchase Price”). The Company shall also pay Assignee’s legal fee of $7,500 out of the proceeds of the Purchase Price. The Company also agreed to transfer to the Assignee  an amount of shares of preferred stock of Neutrisci equal to $500,000 upon the consummation by Neutrisci any action resulting in the shares of its common stock being listed on an exchange.

    In connection with the assignment of the Note, the Company paid Palladium Capital Advisors, LLC, a Delaware limited liability company (“Palladium”) as a placement agent (i) a cash fee of $100,000 (8% of the Purchase Price), (ii) agreed to transfer to Palladium an amount of shares of preferred stock of Neutrisci equal to $50,000 upon the consummation by Neutrisci any action resulting in the shares of its common stock being listed on an exchange, and (iii) paid Palladium a cash bonus of $50,000.

    The forgoing description of the principal terms of the Assignment Agreement is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the terms of the Assignment Agreement, attached hereto as Exhibits 10.1, which is incorporated herein by this reference.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1
Assignment and Escrow Agreement by and among ChromaDex Corporation, Alpha Capital Anstalt, Neutrisci International Inc., Britlor Health and Wellness, Inc. and Grushko & Mittman, P.C. effective as of December 27, 2013

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 3, 2014

CHROMADEX CORP.

By: /s/ Frank L. Jaksch Jr. Name: Frank L. Jaksch Jr. Title: Chief Executive Officer